May 1, 2015

JPMorgan Insurance Trust

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc., JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc.1 (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse Portfolio expenses to the extent necessary to limit the total operating expenses for each Portfolio listed on Schedule A. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Portfolios’ business and expenses related to the J.P. Morgan Funds’ Board of Trustees deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Portfolios will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Portfolios’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Portfolios to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

JPMorgan Funds Management, Inc.

JPMorgan Distribution Services, Inc.

/s/ Robert L. Young
By: Robert L. Young
Managing Director

Accepted by:
JPMorgan Insurance Trust

/s/ Laura M. Del Prato
By: Laura M. Del Prato
Treasurer

[1]	With respect to JPMorgan Distribution Services, Inc., its responsibilities under this agreement are only applicable to Class 2 shares.

SCHEDULE A

Fund Name	Class	Fiscal Year End	Effective Expense Cap on Total Operating Expenses	Expense Cap Period End
JPMorgan Insurance Trust Core Bond Portfolio	Class 1	December 31	0.60%	April 30, 2016
	Class 2		0.85%
JPMorgan Insurance Trust Global Allocation Portfolio	Class 1	December 31	0.78%	April 30, 2016
	Class 2		1.03%
JPMorgan Insurance Trust Income Builder Portfolio	Class 1	December 31	0.60%	April 30, 2016
	Class 2		0.85%
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio	Class 1	December 31	0.90%	April 30, 2016
	Class 2		1.15%
JPMorgan Insurance Trust Mid Cap Value Portfolio	Class 1	December 31	0.90%	April 30, 2016
JPMorgan Insurance Trust Small Cap Core Portfolio	Class 1	December 31	1.03%	April 30, 2016
	Class 2		1.28%
JPMorgan Insurance Trust U.S. Equity Portfolio	Class 1	December 31	0.80%	April 30, 2016
	Class 2		1.05%